News Release

BioRestorative Therapies Announces the Appointment
of Harvard Medical School’s Wayne Marasco, M.D., Ph.D.,
as Chairman of its Scientific Advisory Board

Founder of Marasco Labs at Dana-Farber Cancer Institute and Member of the Harvard Stem Cell Institute

Jupiter, Fla. – September 25, 2012 – BioRestorative Therapies, Inc. (“BRT” or the “Company”) (OTCQB: BRTX), a life sciences company focused on stem cell based cellular therapies for various personal medical applications, announced today that Wayne A. Marasco, M.D., Ph.D. has been appointed as Chairman of the Company’s Scientific Advisory Board.

Dr. Marasco currently serves as an Associate Professor of Medicine at Harvard Medical School and Dana-Farber Cancer Institute. He is head of the Marasco Labs, an accomplished research laboratory at Dana-Farber Cancer Institute known for discovery and therapeutic human monoclonal antibody development and for constructing and validating various Human-Mouse chimeric models in the area of cancer, infectious disease immunotherapy, regenerative medicine and tissue engineering.  Dr. Marasco is an Affiliated Faculty Member of the Harvard Stem Cell Institute and has extensive experience in the field of stem cells.

In 2003, Dr. Marasco founded the National Foundation of Cancer Research Center for Therapeutic Antibody Engineering to expand the use of human monoclonal antibodies in the treatment of cancer. In 2009, he was listed among 13 top scientists in their field as the 21st century medicine "Pioneers of Medicine Progress" by US News & World Report. Dr. Marasco’s recent work in the field of influenza has led to a new discovery in which a human antibody attacks a crucial non-mutating part of the influenza virus that can potentially lead to a vaccination of the virus, including the swine flu.

Dr. Marasco commented on his appointment, “I am very excited to be joining the BioRestorative Therapies team and look forward to adding my expertise to the organization and leading the Scientific Advisory Board.  The Company has developed substantial scientific and medical programs and I am thrilled to be part of its continued development.”

Mark Weinreb, Chief Executive Officer of BRT, stated, “Dr. Marasco is a highly regarded medical researcher and clinician and we are extremely pleased to have him join our Scientific Advisory Board as its Chairman. He will be an integral part in adding new members to the advisory board, and his participation will further the advances we are making with our science.  BRT will benefit from Dr. Marasco’s extraordinary experience in stem cell science and his unique insight and abilities in the field of cellular medicine.”

Dr. Marasco received his PhD in 1980 from the University of Connecticut School of Medicine and postdoctoral training at the University of Michigan Medical School, where he also earned an MD in 1986 and completed training in internal medicine. He received his subspecialty training in infectious diseases at Harvard Medical School, and joined Dana-Farber Cancer Institute in 1989.

About BioRestorative Therapies, Inc.

BioRestorative Therapies, Inc.’s (“BRT”) goal is to become a leader in developing medical procedures using cell and tissue protocols, primarily involving adult stem cells (non-embryonic), and allowing patients to undergo minimally invasive cellular-based treatments. BRT is developing the following scientific initiatives: Our brtxDISC™ Program (Disc Implanted Stem Cells) offers a non-surgical treatment for bulging and herniated discs and addresses the gap between non-invasive and invasive back procedures.  Our ThermoStem™ Program focuses on treatments for metabolic disorders (diabetes, heart disease, etc.) and obesity and uses brown fat stem cells, which initial research indicates increased caloric burning and reduced glucose and lipid levels in the body. The Company also offers plant stem cell-based facial creams and products under the Stem Pearls® brand at www.stempearls.com.

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This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events or results to differ materially from those projected in the forward-looking statements as a result of various factors and other risks, including those set forth in the Company’s Form 10-K filed with the Securities and Exchange Commission. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements in this release are made as of the date hereof and the Company undertakes no obligation to update such statements.

Investor Contacts:
KCSA Strategic Communications
Philip Carlson / Josh Dver
+1 212.896.1233 / +1 212.896.1239
 pcarlson@kcsa.com / jdver@kcsa.com